Exhibit 99.1

FOR IMMEDIATE RELEASE

Microtune contacts:
Media	Investor Relations
Kathleen Padula	Jeff Kupp
Microtune, Inc.	Microtune, Inc.
972-673-1811	972-673-1850
kathleen.padula@microtune.com	investor@microtune.com

MICROTUNE NAMES BERNARD T. MARREN TO ITS BOARD OF DIRECTORS

Plano, TX, August 31, 2005 – Microtune®, Inc. (NASDAQ: TUNE), a leading radio frequency (RF) silicon and systems company, today announced the appointment of Bernard T. Marren to its Board of Directors.

Mr. Marren is currently the President and CEO of OPTi, Inc., a company that licenses intellectual property for logic chips. He is also the Chairman and Founder of Quorum Systems, Inc., a private fabless semiconductor manufacturing company that develops highly integrated RF transceivers, and a Director of u-Nav Microelectronics Inc., another private RF semiconductor company that delivers low-power chipsets for battery-powered global positioning systems.

“We welcome Bernie to the Microtune Board,” said James A. Fontaine, Microtune President and CEO and a member of the board. “Bernie’s entrepreneurial accomplishments, semiconductor management experience, especially in the areas of sales and marketing, and considerable knowledge of RF technologies will be extremely valuable assets as we drive Microtune’s business.”

In a career that spans more than 40 years, Mr. Marren was both a founder of and the top executive with multiple companies that pioneered new semiconductor technologies. He also served as chief executive with a number of high-tech firms, widely regarded for his leadership in sales and marketing, engineering and operations. He has been associated in his career with, among other companies, Western Micro Technology, Inc., Silicon Engineering, Inc., INNO COMM Wireless, American MicroSystems, Inc., and Fairchild Semiconductor.

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Extending his executive leadership to the electronics industry as a whole, Mr. Marren was a founder and the first President of the Semiconductor Industry Association. He is also a past President and Chairman of the National Electronic Distributors Association and a past President of the Electronic Industry Show Corporation.

Mr. Marren is a graduate of the Illinois Institute of Technology (BSEE).

“This addition to our Board of Directors ensures the company will continue to benefit from great diversity in terms of experience and perspectives,” said James A. Fontaine, Microtune President and CEO and a member of the board. “We were seeking a seasoned executive that would offer proven leadership skills, broad technology management experience, and a reputation for visionary thinking, and Bernie is an excellent choice.”

With the addition of Mr. Marren, Microtune’s Board of Directors now has eight members, including Walter S. Ciciora, James H. Clardy, Steven Craddock, Anthony J. LeVecchio, William P. Tai, Travis White and James A. Fontaine.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the worldwide broadband communications and transportation electronics markets. Inventor of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, upconverter and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds more than 50 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

EDITOR’S NOTE: Microtune is a registered trademark of Microtune, Inc. All other company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Copyright © 2005 Microtune, Inc. All rights reserved.